Exhibit 99.1

Weikang Bio-Technology Group Co., Inc. Announces Fiscal Year 2011 Financial Results

- Net sales increased 36% to $101.68M
- EPS of $0.90
- Gross Margin of 59%

HARBIN, China, April 2, 2012 /PRNewswire-Asia-FirstCall/ -- Weikang Bio-Technology Group Co., Inc. (WKBT.PK)("Weikang" or the "Company"), a leading developer, manufacturer and marketer of Traditional Chinese Medicine (TCM), Western prescription and OTC pharmaceuticals and other health and nutritional products in the People's Republic of China, today announced its financial results for fiscal year ended December 31, 2011. Summary financial data is provided below:

Fiscal Year 2011 Financial Highlights

  Net sales for the fiscal year ended December 31, 2011 increased by 36% to $101.68 million, up from $74.55 million for the same period last year.
  Net income for the fiscal year ended December 31, 2011 was $29.63 million, as compared to $24.44 million for the fiscal year ended December 31, 2010.
  Gross margin for the fiscal year ended December 31, 2011 decreased to 59% based on gross profit of $59.59 million, as compared to a 60% margin in the same period of 2010.
  Earnings per diluted share were $0.90 for the fiscal year 2011, as compared to $0.87 for the same period of 2010.

Mr. Yin Wang, Chairman and CEO of Weikang stated: "We are thrilled by the financial results of fiscal year of 2011. Our growth strategy continues to prove successful, as evidenced by our strong performance in the fiscal year of 2011. Although we are facing severe competition within TCM industry and slowdown of the Chinese economy, we still achieved the best performance in our company's history. In the next few years," Mr. Wang continued, "we will continue to execute our organic growth strategy while pursuing expansion through acquisition. As a matter of fact the slowdown of the Chinese economy gives us more opportunities in selecting acquisition targets, which we believe will put us on strong footing to continue our growth."

Results of Operations for the fiscal year ended December 31, 2011

Net sales

Net sales for the year ended December 31, 2011 were $101.68 million, compared to $74.55 million for the year ended December 31, 2010, an increase of $27.13 million or 36%.  Increase in units of products sold for the year ended December 31, 2011 accounted for approximately 75% of increase in sales primarily due to 1) the production and sales of new products starting in the third quarter of 2010, which brought us approximately $7.80 million sales revenue during the year of 2011; and 2) a six-month promotion plan starting from the fourth quarter of 2010 to the end of first quarter of 2011, which is the peak season for sales of health care products in the PRC due to the Chinese New Year Holiday and Chinese tradition of having tonic in winter. The remaining 25% increase in sales was attributable to the increase in unit sales price for certain highly demand products, such as Ferrous Fumarate Granule, Eucommia Ulmoides Oliv Granule, Tinidazole Vaginal Effervescent Tablet, Bushen Qiangshen Tablet, and Ranitidine Hydrochloride Capsule.

Gross profit

Gross profit was $59.59 million for the year ended December 31, 2011, compared to $45.02 million for the comparable period of 2010, our gross margin was 59% and 60% of sales for the year ended December 31, 2011 and 2010, respectively. The decrease in our gross profit margin for the year ended December 31, 2011 was mainly due to increase in cost of goods sold resulting from increase taxes for cost of goods sold.

Net income

Net income for the year ended December 31, 2011 was $29.63 million compared to $24.44 million for the same period of 2010, an increase of $5.19 million or 21%.  The increase was mainly attributable to increase in net sales.

Liquidity and Capital Resources

At December 31, 2011, the Company had cash and equivalents of $70.78 million, other current assets of $11.06 million, and current liabilities of $7.56 million. In addition, at December 31, 2011, working capital was $40.50 million and the ratio of current assets to current liabilities was 19.79-to-1.

Net cash provided by operating activities was $30.45 million for the year ended December 31, 2011, compared to $34.19 million for the same period of 2010. The decrease in net cash inflow from operating activities was mainly due to a significant increase in accounts receivable outstanding as a result of the increase in sales, prepayment to suppliers and inventory, despite of the increase in net income.

Net cash used in investing activities was $15.03 million for the year ended December 31, 2011, compared to cash used in investing activities of $0.73 million for the year ended December 31, 2010.  The cash outflow during the year ended December 31, 2011 was mainly due to purchase of a new workshop building and acquisition of manufacturing equipment.

Net cash provided by financing activities was $2.02 million for the year ended December 31, 2011 compared to $4.35 million cash inflow for the comparable period of 2010. The cash inflow in financing activities during the year of 2011 mainly consisted of proceeds of $2.02 million from common stock and warrants issued in a series of private placements. The net cash inflow in financing activities during the year of 2010 mainly consisted of proceeds of $4.32 million from common stock and warrants issued in another private placement.

About Weikang Bio-Technology Group Co., Inc.

Weikang Bio-Technology Group Co., Inc. is principally engaged in developing, manufacturing and distributing Traditional Chinese Medicine (TCM), and health and nutritional supplements in China, in compliance with requisite Chinese licenses and approvals. The Company is also expanding its business scope to develop, manufacture and distribute Chinese herbal extract products and GMP certified western prescription and OTC pharmaceuticals through its acquisition of Tianfang Pharmaceutical Co., Ltd.  For more information, please visit http://www.weikangbio.com.

Contact:
Yue Kang (Venus)
+86 451-8835-5530
+86 15846588061
Email: weikangbio@yahoo.com

Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.